Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Steve Runkel	Steve Vukadinovich
Chief Executive Officer	Chief Financial Officer
(330) 655-9000	(330) 655-9000
Steve.Runkel@Quatech.com	Steve.Vukadinovich@dpactech.com

DPAC TECHNOLOGIES CLOSES ON NEW FINANCING

Hudson, OH, February 4, 2008 – DPAC Technologies, Inc. (DPAC.OB), a provider of device connectivity and device networking solutions, announced that it has closed on new equity and debt financing. The value of this financing, which includes the sale of preferred stock, as well as senior subordinated notes and a working capital line of credit, is for approximately $6.0 million, after deducting financing fees. The company will use the proceeds from this financing to repay its existing senior debt held by National City Bank, repay its existing subordinated debt held by Hill Street Capital, and provide additional working capital.

The preferred stock issuance is for $2.0 million and consists of 20,000 shares of Series A Preferred shares issued to Development Capital Ventures, L.P. The Preferred shares carry an initial annual dividend rate of 9% and contain conversion rights allowing the preferred shares to be converted into Company’s common stock. The senior debt is a $3.0M working capital line of credit from Fifth Third Bank in Cincinnati, Oh, with a floating interest rate of the bank’s prime rate plus 1.5%. Availability under the line of credit is formula driven based on applicable balances of the Company’s accounts receivable and inventories. The Company will initially have availability to draw up to approximately $2.1 million under the line of credit. The line of credit contains certain financial and other covenants that the Company must comply with. Additionally, the Company entered into a Senior Subordinated Note and Warrant Purchase Agreement (“Agreement”) with Canal Mezzanine Partners, L.P. (“Canal”), providing the Company with approximately $1.1 million in net funding. The note contained in the Agreement has a stated principal balance of $1.2 million with an annual interest rate of 13% and a five year maturity date. Interest only payments are payable monthly during the first five years of the note with all principal due and payable on the fifth anniversary of the note. The Agreement also provides for a formula driven success fee to be paid at maturity and for issuance of a warrant entitling Canal to purchase 3% of the Company’s fully diluted shares at time of exercise at a nominal purchase price.

“I am pleased to announce the closing of this new financing” stated Steve Runkel, President and Chief Executive Office of DPAC. “This financing allows us to repay our existing debt obligations, and more importantly, strengthens our balance sheet. We have made significant steps over the past 12 months in terms of improving our profitability and generating growth from our Device Networking Products. A stronger balance sheet will increase the confidence level of our customers and will position us to be a market leader in the rapidly growing Device Networking and Machine-to-Machine market.”

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About DPAC Technologies

DPAC Technologies provides embedded wireless networking products for machine-to-machine communication applications. DPAC’s Airborne™ and AirborneDirect™ wireless products are used by major OEMs in the transportation, instrumentation and industrial control, homeland security, medical diagnostics and logistics markets to provide remote data collection and control. DPAC Technologies is based in Hudson, OH. The Company’s web site address is www.dpactech.com. Information concerning DPAC is filed by DPAC with the SEC and is available on the SEC website, www.sec.gov.

About QuaTech

QuaTech, Inc., a wholly-owned subsidiary of DPAC, delivers high performance device networking & connectivity solutions to help companies improve their bottom line performance. Quatech enables reliable machine-to-machine (M2M) communications via secure 802.11 wireless or traditional wired networks with industrial grade (hardened) embedded radios, modules, boards and external device servers and bridges. For local and mobile connections, Quatech serial adapters provide secure connectivity and port expansion via any interface option. Satisfied customers rely on our unique combination of performance and support to improve bottom line performance through real-time remote monitoring & control, streamlined systems and lower total cost of ownership (TCO). Quatech markets its products through a global network of distributors, resellers, systems integrators and original equipment manufacturers (OEMs). Founded in 1983, Quatech is headquartered in Hudson, Ohio, and merged with DPAC Technologies, Inc. in February 2006. www.quatech.com.

Forward-Looking Statements

This press release includes forward-looking statements. You can identify these statements by their forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” predict,” and “continue” or similar words or any connection with any discussion of future events or circumstances or of management’s current estimates or beliefs. Forward-looking statements are subject to risks and uncertainties, and therefore results may differ materially from those set forth in those statements. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company on Form S-4, 10-K, 10-Q or 10-QSB and 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.